EX-99.n

ABRDN FUNDS

RULE 18f-3 PLAN

Effective December 12, 2007

As most recently amended on December 10, 2025

WHEREAS, abrdn Funds, a Delaware statutory trust (the “Trust”), is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the following have been designated as the series and classes of the Trust:

Series	Classes
abrdn U.S. Small Cap Equity Fund	A, C, R, Institutional, Institutional Service, T
abrdn Emerging Markets ex-China Fund	A, C, R, Institutional, Institutional Service, T
abrdn Infrastructure Debt Fund	A, Institutional, Institutional Service, T
abrdn Emerging Markets Fund	A, C, R, Institutional, Institutional Service, T
abrdn U.S. Sustainable Leaders Fund	A, Institutional, Institutional Service, T
abrdn Dynamic Dividend Fund	A, Institutional
abrdn Global Infrastructure Fund	A, Institutional
abrdn Short Duration High Yield Municipal Fund	A, C, Institutional
abrdn Real Estate Fund	A, Institutional
abrdn Ultra Short Municipal Income Fund	A, A-1, Institutional
abrdn High Income Opportunities Fund	A, Institutional

WHEREAS, abrdn Inc. (“Aberdeen”) serves as investment adviser for each of the series;

WHEREAS, Aberdeen Fund Distributors LLC (“AFD”) serves as principal underwriter, Aberdeen serves as fund administrator and SS&C GIDS, Inc. serves as transfer agent for the series of the Trust;

WHEREAS, the Trust has adopted a Distribution Plan (“12b-1 Plan”) under Rule 12b-1 of the 1940 Act providing for:

(1)	in the case of Class A shares of the Funds, fees of not more than 0.25% per annum of average net assets (distribution or service fee);
(2)	in the case of Class A-1 shares of the abrdn Ultra Short Municipal Income Fund, fees of not more than 0.25% per annum of average net assets (distribution or service fee);
(3)	in the case of Class C shares of the Funds, fees of not more than 1.00% per annum of average net assets, of which 0.25% per annum is considered a service fee;
(4)	in the case of Class R shares of the Funds, fees of not more than 0.50% per annum of average net assets, of which 0.25% may be either a distribution or a service fee;
(5)	in the case of Class T shares of the Funds, fees of not more than 0.25% per annum of average net assets (distribution or service fee);

ABRDN FUNDS

RULE 18f-3 PLAN

WHEREAS, the Trust has adopted an Administrative Services Plan on behalf of each of its series providing for:

(1)	in the case of Class A, Class A-1, Class R, Institutional Service Class and Class T shares of the Funds, fees of not more than 0.25% per annum of average net assets;

WHEREAS, the Trust has established a Multiple Class Distribution System enabling the Trust, as described in its prospectuses, to offer eligible investors the option of purchasing shares of its series with the following features (not all series offer each option):

(1)	with a front-end sales load (which can vary among series and which is subject to certain reductions and waivers among groups of purchasers or as agreed to with an intermediary with respect to its clients/customers) and providing for a 12b-1 fee, an administrative services fee and under certain circumstances, a contingent deferred sales charge (“CDSC”) that may be applicable for purchases sold without a sales charge and for which a finder’s fee or similar fee is paid to a financial intermediary (the “Class A shares of the Funds”);
(2)	with a front-end sales load (which can vary among series and which is subject to certain reductions and waivers among groups of purchasers or as agreed to with an intermediary with respect to its clients/customers) and providing for a 12b-1 fee, an administrative services fee and a contingent deferred sales charge (“CDSC”) that may be applicable for purchases sold without a sales charge and for which a finder’s fee or similar fee is paid to a financial intermediary (the “Class A-1 shares of the Funds”);
(3)	without a front-end sales load, but subject to a CDSC (each of which may be subject to certain reductions and waivers among groups of purchasers), and providing for a 12b-1 fee but not providing for an administrative services fee (the “Class C shares of the Funds”);
(4)	without a front-end sales load, CDSC or 12b-1 fee, but providing for an administrative services fee (the “Institutional Service Class shares of the Funds”);
(5)	without a front-end sales load, CDSC, 12b-1 fee, or administrative service fee (the “Institutional Class shares of the Funds”);
(6)	without a front-end sales load or CDSC, but providing for a 12b-1 fee and/or administrative services fee (the “Class R shares of the Funds”);
(7)	with a front-end sales load (which can vary by the principal amount of a purchase transaction) and providing for a 12b-1 fee and an administrative services fee and without a CDSC (the “Class T shares of the Funds”);

WHEREAS, Rule 18f-3 under the 1940 Act permits an open-end management investment company to issue multiple classes of voting stock representing interests in the same portfolio notwithstanding Sections 18(f)(1) and 18(i) under the 1940 Act if, among other things, such investment company adopts a written plan setting forth the separate arrangements and expense allocation of each class and any related conversion features or exchange privileges;

ABRDN FUNDS

RULE 18f-3 PLAN

NOW, THEREFORE, the Trust, wishing to be governed by Rule 18f-3 under the 1940 Act, hereby adopts this Rule 18f-3 Plan as follows:

1.	Each class of shares of a series will represent interests in the same portfolio of investments of such series of the Trust, and be identical in all respects to each other class of that series, except as set forth below. The only differences among the various classes of shares of the series of the Trust will relate solely to (a) different distribution or service fee payments associated with any Rule 12b-1 Plan for a particular class of shares and any other costs relating to implementing or amending such Plan (including obtaining shareholder approval of such Plan or any amendment thereto), which will be borne solely by shareholders of such class; (b) different administrative service fees associated with any Administrative Services Plan; (c) different Class Expenses, which will be limited to the following expenses as determined by the Trustees to be attributable to a specific class of shares: (i) transfer agency fees identified as being attributable to a specific class; (ii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxy statements to current shareholders of a specific class; (iii) Blue Sky notification and/or filing fees incurred by a class of shares; (iv) SEC registration fees incurred by a class; (v) expenses of administrative personnel and services as required to support the shareholders of a specific class; (vi) litigation or other legal expenses and audit or other accounting expenses relating solely to one class; (vii) Trustee fees or expenses incurred as a result of issues relating to one class; and (viii) shareholder meeting costs that relate to a specific class; (d) the voting rights related to any 12b-1 Plan affecting a specific class of shares or related to any other matter submitted to shareholders in which the interests of a Class differ from the interests of any other Class; (e) conversion features; (f) exchange privileges; and (g) class names or designations. Any additional incremental expenses not specifically identified above that are subsequently identified and determined to be properly applied to one class of shares of a series of the Trust shall be so applied upon approval by a majority of the Trustees of the Trust, including a majority of the Trustees who are not interested persons of the Trust.
2.	Under the Multiple Class Distribution System, certain expenses may be attributable to the Trust, but not to a particular series or class thereof. All such expenses will be allocated among series based upon the relative aggregate net assets of such series. Expenses that are attributable to a particular series, but not to a particular class thereof, and income, realized gains and losses, and unrealized appreciation and depreciation will be allocated to each class based on its net asset value relative to the net asset value of the series if such series does not declare daily dividends and if the series does declare daily dividends on the basis of the settled shares method (as described in Rule 18f-3(c)(iii)). Notwithstanding the foregoing, the principal underwriter, the investment adviser or other provider of services to the Trust may waive or reimburse the expenses of a specific class or classes to the extent permitted under Rule 18f-3 under the 1940 Act and pursuant to any applicable ruling, procedure or regulation of the Internal Revenue Service.

A class of shares shall bear expenses that are directly attributable to such class including: (a) any distribution/service fees associated with any Rule 12b-1 Plan for a particular class and any other costs relating to implementing or amending such Plan (including obtaining shareholder approval of such plan or any amendment thereto); (b) any administrative services

ABRDN FUNDS

RULE 18f-3 PLAN

fees associated with any administrative services plan for a particular class and any other costs relating to implementing or amending such plan (including obtaining shareholder approval of such plan or any amendment thereto) attributable to such class; and (c) any Class Expenses determined by the Trustees to be attributable to such class.

3.	To the extent exchanges are permitted, shares of any class of the Trust will be exchangeable with shares of the same class of another series of the Trust. Exchanges will comply with all applicable provisions of Rule 11a-3 under the 1940 Act.
4.	Class C shares of a Fund will automatically convert, based upon relative net asset value, to Class A shares, as stated in the prospectus, of the same Fund, eight years after the date of purchase or acquisition. Upon each conversion of Class C shares of a Fund that were not acquired through reinvestment of dividends or distributions, a proportionate amount of Class C shares of such Fund that were acquired through reinvestment of dividends or distributions will likewise automatically convert to Class A shares, as stated in the prospectus, of such Fund.
5.	Shareholders holding shares through a financial intermediary may, at the direction of that intermediary, have their Class C shares exchanged at net asset value to Class A shares of the same series of the Trust (or a different series of the Trust to the extent exchanges are permitted by that series) either (a) after Class C shares have been held for the period set by the intermediary or (b) if the shares are no longer subject to a CDSC and the exchange is in line with the policies and procedures of the financial intermediary.

6.   All Class C shares of abrdn Emerging Markets ex-China Fund will automatically convert, based upon relative net asset value, to Class A shares of the same Fund after close of business on February 26, 2026. After the close of business on February 27, 2025, Class C shares of abrdn Emerging Markets ex-China Fund will be terminated.

7.	Dividends paid by a series of the Trust as to each class of its shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time, on the same day, and will be in the same amount, except that any distribution/service fees, administrative services fees, and Class Expenses allocated to a class will be borne exclusively by that class.
8.	Any distribution arrangement of the Trust, including distribution fees and front-end and deferred sales loads, will comply with Section 2341 of the Conduct Rules of the Financial Industry Regulatory Authority.
9.	The initial adoption of, and all material amendments, to this 18f-3 Plan must be approved by a majority of the members of the Trust’s Trustees, including a majority of the Board members who are not interested persons of the Trust.
10.	Prior to the initial adoption of, and any material amendments to, this 18f-3 Plan, the Trust’s Trustees shall request and evaluate, and any agreement relating to a class arrangement shall require the parties thereto to furnish, such information as may be reasonably necessary to evaluate the 18f-3 Plan.
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